Exhibit 4.9

Cizzle Brands Corporation

(Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Changes in Financial Position

As at April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

	Notes	As at April 30, 2026	As at July 31, 2025
ASSETS
Current Assets
Cash		$2,494,644	$3,137,254
Trade Receivables	7	6,374,273	3,732,330
Current Prepaids and Other Assets	8	3,423,074	1,863,991
Inventory	9	4,405,462	4,512,687
Total Current Assets		16,697,453	13,246,262

Non Current Assets
Property and Equipment	10	32,205,483	273,678
Prepaids and Other Long Term Assets	8	525,649	130,865
Right of Use Assets	16	18,027,843	86,878
Intangible Assets and Goodwill	11	55,277,160	4,269,661
TOTAL ASSETS		$122,733,588	$18,007,344

LIABILITIES
Accounts Payable and Accrued Liabilities	12	$8,586,931	$6,707,799
Customer Deposits	12	$2,755,551	$-
Short Term Loans	13	29,515,434	$1,227,997
Current Portion of Lease Liabilities	16	2,949,294	66,537
Derivative Liability	15	1,539,512	-
Total Current Liabilities		45,346,722	8,002,333

Lease Liabilities	16	15,504,282	32,187
Long Term Loans	14	63,196,891	-
Total Liabilities		124,047,894	8,034,520

Common Shares	18	25,984,782	21,775,344
Warrant Reserve	18,19	4,132,019	3,601,132
Contributed Surplus	20	4,583,713	3,012,670
Accumulated Deficit		(36,014,820)	(18,416,322)
Total Shareholders' Equity		(1,314,306)	9,972,824

TOTAL LIABILITIES & EQUITY		$122,733,588	$18,007,344

Going concern (Note 2A)

Subsequent Events (Note 25)

Approved by the Board of Directors

/s/	/s/
Name	Name
Director	Director

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

		For the three months ended	For the three months ended	For the nine months ended	For the nine months ended
	Notes	April 30, 2026	April 30, 2025	April 30, 2026	April 30, 2025
Net Sales		$12,617,596	$3,577,113	$21,049,329	$9,224,119
Cost of Sales		(7,224,542)	(1,706,938)	(12,245,635)	(3,964,280)
Gross Profit		5,393,054	1,870,175	8,803,694	5,259,839

Expenses
Marketing		1,134,850	1,590,688	3,899,227	3,933,131
Selling, General and Administrative	21	5,388,102	2,577,051	11,841,546	8,149,595
Share Based Compensation	20	387,987	637,219	1,634,409	1,463,069
Foreign Exchange (Gain) Loss		164,292	47,457	(591,314)	64,215
Depreciation and Amortization		159,431	71,418	476,085	464,663
Total Expenses		(7,234,662)	(4,923,833)	(17,259,953)	(14,074,673)

Other Expense/(Income)		(930)	(9,398)	(137,643)	(140,519)
Change in fair value		2,670,725	-	2,552,151	-
Finance costs (net)		4,128,072	-	6,727,731	-
Listing Expense	4	-	-	-	500,000
Loss before taxes		(8,639,475)	(3,044,260)	(17,598,498)	(9,174,315)

Loss and Comprehensive Loss		(8,639,475)	(3,044,260)	(17,598,498)	(9,174,315)

LOSS PER SHARE
Loss per share, basic and diluted		$(0.04)	$(0.02)	$(0.09)	$(0.05)
Weighted average number of shares outstanding (basic and diluted)		224,568,414	197,172,801	203,851,886	193,264,661

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity

For the nine months ended April 302026, and April 30, 2025

(expressed in Canadian Dollars)

		Common Shares		Warrants	Contributed	Accumulated	Total Equity
	Notes	Number	Dollar	Reserve	Surplus	Deficit	(Deficiency)
Balance as at July, 31, 2025		211,929,191	21,775,344	3,601,132	3,012,670	$(18,416,322)	9,972,824
Share Based Compensation	20	-	-	-	1,634,409		1,634,409
Exercise of Stock Options	20	216,354	63,366	-	(63,366)	-	-
Shares issued for Service	18 ,19	53,750	19,126	2,374	-	-	21,500
Net Loss and Comprehensive Loss		-	-	-	-	(17,598,498)	(17,598,498)
Finders Fees	18 ,19	571,250	225,352	3,148	-	-	228,501
Unit Issuance Costs		-	(298,042)	-	-	-	(298,042)
Issuance of Capital Stock	18 ,19	11,892,500	4,199,636	525,364	-	-	4,725,000
Balance as at April, 30, 2026		224,663,045	25,984,782	4,132,019	4,583,713	(36,014,820)	(1,314,306)

		Common Shares		Warrants	Contributed	Accumulated	Total Equity
	Notes	Number	Dollar	Reserve	Surplus	Deficit	(Deficiency)
Balance as at July 31, 2024		176,942,770	$12,888,852	$1,598,790	$793,058	$(4,557,491)	$10,723,209
Proceeds from Capital Raise	18,19	19,989,639	5,542,202	-	-	-	5,542,202
Warrants	18,19	-	-	128,746	-	-	128,746
Share Issuance Costs	18	-	(246,516)	-	-	-	(246,516)
Share Based Compensation	20	-	-	-	1,463,069	-	1,463,069
Exercise of warrants		2,637,500	1,129,242	(114,242)			1,015,000
Net Loss and Comprehensive Loss		-	-	-	-	(9,174,315)	(9,174,315)
Balance as at April 30, 2025		199,569,909	$19,313,780	$1,613,294	$2,256,127	$(13,731,806)	$9,451,396

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Condensed Consolidated Interim Statements of Changes in Cashflow

For the nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

Cashflow from Operating Activities	Notes	For the nine months ended April 30, 2026	For the nine months ended April 30, 2025
Net Loss		$(17,598,498)	$(9,174,315)
Depreciation of property and equipment		$593,475	42,405
Amortization of right of use assets	16	$1,340,114	44,231
Amortization of intangible asset	11	$381,188	378,026
Interest expense and financing fee	13, 14, 16	$4,283,292	17,761
Change in fair value of short and long term loans		$2,552,151	-
Unrealized foreign exchange gain		$(579,980)	-
Share based compensation	20	$1,634,409	1,463,069
Trade receivables	7	$(2,291,943)	(1,755,333)
Prepaids and other assets	8	$(482,294)	676,497
Other current assets		$-	94,798
Inventory	9	$413,632	(2,195,727)
Accounts payable and accrued liabilities	12	$1,529,132	3,577,701
Customer Deposits		$1,547,444	-
Listing Expense	3	$-	500,000
Net cash flows used in by operating activities		$(6,677,878)	(6,330,887)

Cashflow from Financing Activities
Issuance of shares, units, and warrants net of issuance costs	3,18, 19	$4,676,959	5,939,433
Short term loans, net of interest and repayment	13	$4,650,593	-
Issuance of long-term loans, net of issuance costs	14	$15,178,999	-
Deferred financing costs	8	$(410,449)	-
Lease additions	16	$-	8,605
Lease payments	16	$(1,439,480)	(56,018)
Net cash flows provided by financing activities		$22,656,622	5,892,019

Cashflow from Investing Activities
Purchase and disposal of property and equipment	10	$(304,506)	(162,526)
Additions to intangibles	11	$(18,489)	(24,750)
Investment in Flow	5	$(16,298,359)
Net Cash Flows used in by Investing Activities		$(16,621,354)	(187,276)

Net increase (decrease) in cash		$(642,610)	(626,144)

Cash, beginning of period		$3,137,254	1,519,516

Cash, end of period		$2,494,644	$893,372

The accompanying notes are an integral part of these consolidated financial statements

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS

Cizzle Brands Corporation (“Cizzle Brands” or the “Company”), (formerly 1348512 B.C. Ltd.) was incorporated on February 16, 2022, in the province of British Columbia. The Company is committed to health and wellness through sale of innovative beverage and nutrition products.

On December 19, 2024, 1348512 B.C. Ltd. completed the reverse take over (‘RTO’) of Cizzle Brands Limited ("CBL”) and changed its name to Cizzle Brands Corporation. The Company commenced trading of its common shares on the Cboe Stock Exchange (“CBOE”) under the symbol “CZZL”.

The address of the Company’s corporate office is 35 McCleary Court, Unit 21, Concord, ON, L4K 3Y9.

2.	BASIS OF PRESENTATION

a.	Going concern

These condensed consolidated interim financial statements (the “financial statements”) have been prepared on a going concern basis, which assumes that Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. During the three and nine months ended April 30, 2026, the Company incurred a comprehensive loss of $8,639,475 and $17,598,498 respectively (April 30, 2025 - $3,044,260 and $9,174,315, respectively) and had negative cash flows from operations of $6,677,878 (April 30, 2025, was $6,330,887). The Company also had an accumulated deficit of $36,014,820 (July 31, 2025 - $18,416,322).

There remains a material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern. These condensed consolidated interim financial statements do not include adjustments to the recoverability and classification of recorded assets and liabilities and related expenses that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business at amounts different from those in the accompanying condensed consolidated interim financial statements. Such adjustments could be material.

The Company’s ability to continue as a going concern is highly dependent upon the Company’s ability to obtain the ongoing support of its creditors, lenders and investors, obtain profitable operations, generate significant sales and/or raise additional capital. These condensed consolidated interim financial statements do not reflect adjustments in the carrying values of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments would be material.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

b.	Statement of Compliance

The condensed consolidated interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board ("IASB"). These condensed consolidated interim financial statements do not include all of the disclosures required for annual consolidated financial statements prepared in accordance with IFRS® Accounting Standards (“IFRS”) and should be read in conjunction with the annual audited consolidated financial statements of Cizzle Brands Corporation for the year ended July 31, 2025.

The condensed consolidated interim financial statements were authorized for the issuance by the Board of Directors on June 15, 2026.

c.	Basis of Measurement

These condensed consolidated interim financial statements have been prepared on a historical cost basis and are presented in Canadian dollars, which is the functional and presentation currency of the Company and its subsidiaries. The functional currency for Cizzle Brands USA Inc. is US dollars.

d.	Basis of Consolidation

The condensed consolidated interim financial statements of the Company and its wholly owned subsidiaries have been prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited annual consolidated financial statements for the year ended July 31, 2025. The chart below summarizes the entities included in the condensed consolidated interim financial statements as at April 30, 2026.

Entity Name	Place of Incorporation	Ownership	Functional Currency
Cizzle Brands Corporation (formerly 1348512 B.C. Ltd.)	British Columbia, Canada	Parent	Canadian Dollars
Cizzle Brands Inc. (On Aug 1, 2025, Cizzle Brands Inc. amalgamated with Cizzle Brands Ltd.)	Ontario, Canada	Wholly owned subsidiary of Cizzle Brands Corp.	Canadian Dollars
Cizzle Brands USA Inc.	Delaware, USA	Wholly owned subsidiary of Cizzle Brands Inc.	United States Dollars
17550154 Canada Inc.	Ontario, Canada	Wholly owned subsidiary of Cizzle Brands Corp.	Canadian Dollar
Cizzle Brands Acquisition Inc.	Ontario, Canada	Wholly owned subsidiary of 17550154 Canada Inc.	Canadian Dollar
Cizzle Brands Manufacturing Inc.	Ontario Canada	Jointly owned by 17550154 Canada Inc and Cizzle Brands Acquisition Inc.	Canadian Dollars

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

e.	Functional currency and foreign currency translation

These condensed consolidated interim financial statements are presented in Canadian dollars. Transactions in foreign currencies are translated into the functional currency of the relevant parent/subsidiary company using the exchange rate in effect on the transaction date. Foreign exchange gains and losses resulting from the settlement of such transactions and the remeasurement of monetary items at the reporting date exchange rate are recognized in a net loss. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction. The functional currency of the subsidiary remains unchanged during the reporting period. As of April 30, 2026, there have been no transactions in Cizzle Brands USA Inc.

3.	MATERIAL ACCOUNTING POLICIES

The accounting policies applied in these unaudited financial statements are consistent with those disclosed in Note 3 to the annual consolidated financial statements for the year ended July 31, 2025, other than the following.

Business Acquisition

Business combinations are accounted for under the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Company. The consideration transferred in the acquisition is measured at fair value on the date of the acquisition, as are the identifiable net assets acquired. Transaction costs incurred in connection with a business combination are expensed as incurred. Goodwill represents the excess of consideration over the fair value of the net identifiable assets acquired in a business combination. Goodwill is tested for impairment annually or more frequently if certain indicators arise that indicate it is impaired.

Revenue

In accordance with IFRS 15 Revenue from Contracts with Customers, the Company recognises revenue at the point in time when control of the finished goods is transferred to the customer. Transfer of control is determined to occur when the finished product has successfully passed quality control inspection and has been made available for collection by the customer at the agreed delivery point, consistent with the contractual terms.

The transaction price is determined based on contractually agreed tolling or processing fees. Certain contracts contain variable consideration, including volume-based adjustments, penalties, or discounts. The Company estimates variable consideration using the most likely amount method and includes such amounts in the transaction price only to the extent that it is highly probable that a significant reversal of cumulative revenue recognised will not occur when the uncertainty is subsequently resolved. Estimates of variable consideration are reviewed and updated at each reporting date, reflecting the latest available information and the Company's assessment of contract performance to date.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The Company provides toll manufacturing and co-packing services to customers within its Manufacturing segment. Under these arrangements, customers typically supply raw materials, and the Company performs processing and packaging activities to produce finished goods on the customers' behalf, and earns a fee. The Company does not take title to raw materials provided by customers. Revenue from such services is recognized as performance obligations are satisfied, typically when processing services are rendered and control of the finished goods passes to the customer. The fee is recognized as revenue, while advance payments for raw materials are treated as contract liabilities.

Short Term Liabilities

Short term liabilities comprise of the vendor take back note (“VTB Note”), secured and unsecured promissory notes, revolver credit facility and other short-term loans. Upon initial recognition, the short term liabilities are measured at fair value, which represents the amount of proceeds received, net of directly attributable transaction costs incurred in connection with the financing. Any transaction costs that are directly attributable to the issuance of the loan are deducted from the carrying amount of the financial liability and are subsequently amortized over the term of the instrument as part of interest expense using the effective interest rate method.

Subsequent to initial recognition, the short term liabilities are measured at amortized cost using the effective interest rate method. The effective interest rate is the rate that discounts the estimated future cash payments over the expected life of the financial liability to the carrying amount at initial recognition. Interest expense is recognized in the condensed consolidated interim statements of loss and comprehensive loss over the term of the loan and includes the amortization of any transaction costs, premiums or discounts associated with the financing.

Long Term Debt

The Company measures for its long-term debt instruments at fair value through profit or loss in accordance with IFRS 9, Financial Instruments. These financial liabilities are initially recognized at fair value, which represents the proceeds received, and are subsequently remeasured at fair value at each reporting date. Changes in fair value are recognized in profit or loss in the period in which they arise and are presented within finance costs in the interim condensed consolidated statement of loss and comprehensive loss. Interest incurred on these liabilities is recognized within finance costs.

Derivative Liability

The Company issued warrants in connection with certain financing arrangements. The warrants are classified as derivative financial liabilities as the contractual terms of the instruments do not meet the “fixed-for-fixed” equity classification criteria under IAS 32, Financial Instruments: Presentation. As a result, the warrants are accounted for as financial liabilities measured at fair value through profit or loss in accordance with IFRS 9, Financial Instruments.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

Upon initial recognition, the warrants are measured at their fair value on the issuance date. The fair value of the warrants is recognized as a warrant liability on the consolidated statement of financial position. Where warrants are issued in connection with debt instruments or other financing arrangements, the fair value of the warrants is recorded separately and allocated as part of the overall transaction consideration.

Subsequent to initial recognition, the warrant liability is remeasured at fair value at each reporting date. Changes in the fair value of the warrants are recognized in the consolidated statement of income and comprehensive income within finance income or expense for the period in which the change occurs.

The warrant liability is derecognized when the warrants are exercised, expire, or are otherwise extinguished. Upon exercise, the carrying amount of the warrant liability together with the proceeds received is recognized in share capital. If the warrants expire unexercised, the carrying amount of the warrant liability is recognized in the consolidated statement of loss and comprehensive loss.

Newly announced accounting standards not yet in effect

IFRS 18, Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18, Presentation and Disclosure in Financial Statements. IFRS 18 replaces IAS 1 Presentation of Financial Statements and introduces new presentation requirements within the statement of income or loss, including specified totals and subtotals, disclosure of management-defined performance measures, and aggregation and disaggregation of financial information based on identified roles of the primary financial statements and the notes. This new standard is effective for reporting periods beginning on or after January 1, 2027 and is to be applied retrospectively. Earlier application is permitted. The Company is currently assessing the potential impact of adopting this standard.

4.	REVERSE TAKEOVER TRANSACTION

On December 19, 2024, Cizzle Brands Corporation (“CBC” or the “Company”) completed a Qualifying Acquisition (the “Transaction”) with Cizzle Brands Limited (“CBL”) by way of a three- cornered amalgamation, resulting in the reverse take-over of CBC by the former shareholders of CBL.

The Transaction was completed pursuant to the terms of a definitive amalgamation agreement among Cizzle Brands Corporation (“CBC” or the “Company”), Cizzle Brands Ltd. (“CBL”), and CBC Acquisition SubCo (“SubCo”), a wholly owned subsidiary of the Company.

Prior to completion of the Transaction, the Company consolidated all its issued and outstanding common shares on a 1.80-for-1 basis.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

In consideration for the Transaction, the Company issued 194,506,598 common shares to the former shareholders of CBL. The acquisition-date fair value of the consideration is based on the number of equity interests CBL would have had to issue to give the owners of CBC the same percentage equity interest in the combined entity that results from the reverse acquisition. Each share was measured at the market price of $0.30, representing total consideration of approximately $500,000.

Immediately after completion of the Transaction, the former shareholders of CBL owned approximately 99% of the issued and outstanding common shares of the Company, and the existing shareholders of the Company owned approximately 1%. As a result, the Transaction constituted a reverse take-over (“RTO”) of the Company by the former shareholders of CBL.

These condensed consolidated interim financial statements represent a continuation of the financial position, results of operations, and cash flows of CBL, together with the equity structure of CBC.

Transaction-related costs of approximately $380,920, consisting primarily of professional and regulatory fees, were incurred by CBL in connection with the RTO and are included in general and administrative expenses in the consolidated statements of loss and comprehensive loss.

In conjunction with the Qualifying Acquisition, CBL completed a private placement of common shares for gross proceeds of $1,037,682, through the issuance of 3,458,940 common shares at a price of $0.30 per share.

Equity Consideration of Cizzle Brands Ltd:
Total common shares outstanding of CBC at merger	1,666,666
Per share value	$0.30
$500,000

Fair Value of net assets (liabilities) assumed	$-

Listing Expense	$500,000
Total Expense	$500,000

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

5.	BUSINESS ACQUISITION

On December 24, 2025, the Company completed the acquisition of all the issued and outstanding shares of Flow Water Inc. (the “Acquisition”) pursuant to a definitive share purchase agreement. Flow Water Inc. (“Flow”) operates a beverage co-manufacturing facility in Aurora, Ontario. Immediately prior to closing, certain brand-related intellectual property and trademarks associated with the Flow consumer beverage business were transferred to Flow’s previous parent entity. Accordingly, the Company acquired substantially all the manufacturing operations and related assets and liabilities of the business. The acquired entity was subsequently renamed Cizzle Brands Manufacturing Inc.

The aggregate purchase price was approximately $38.55 million, subject to customary post- closing and working capital adjustments, and was financed through a combination of a senior secured credit facility, convertible debenture, a vendor take-back loan and proceeds from concurrent equity private placements. The Acquisition has been accounted for as a business combination in accordance with IFRS 3, Business Combinations, and the results of the acquired business have been consolidated from the acquisition date. As the transaction was accounted for as a business combination, transaction costs were expensed. The goodwill resulting from the allocation of the purchase price to the total fair value of net assets will represent the sales and growth potential of Cizzle Manufacturing Inc. The goodwill resulted from this acquisition is not tax deductible.

The following table summarizes the fair value of consideration paid on the acquisition date and the allocation of the purchase price to the assets acquired and liabilities assumed. Flow’s previous parent entity was placed into receivership prior to the acquisition by Cizzle. In accordance with IFRS 3, the Company has up to one year from the acquisition date to finalize the accounting for a business combination. Accordingly, the accounting for the Acquisition has been completed using provisional amounts within these unaudited interim condensed consolidated financial statements. The Company is in the process of finalizing the valuation of any acquired intangible assets, property and equipment, right-of-use asset, customer deposits, and deferred tax liability as part of the purchase price allocation. The transaction cost associated with the Acquisition has been expensed in the condensed consolidated interim financial statements of loss and comprehensive loss as finance costs.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

Fair value recognized on acquisition $CAD
Contract Asset	952,333
Inventory	306,407
Prepaid Expenses	80,564
Property and Equipment	32,220,376
Right-of-Use Assets	19,281,477
Deposits	400,000
Intangibles / Goodwill	51,348,427
Other payable	(350,000)
Customer Deposits	(1,208,107)
Lease obligations	(19,281,477)
Loan	(45,201,641)
Deferred tax liability	-
Purchase consideration transferred	38,548,359

$CAD
Cash Consideration	16,298,359
VTB Note	22,250,000
38,548,359

The Company has fully paid the loan of $45,201,641 on the date of acquisition.

Had the Cizzle Brands Manufacturing Inc. acquisition had happened at the beginning of the fiscal year, it would have contributed a total of $26,868,706 in revenue $1,080,214 in net loss and comprehensive loss.

6.	ESTIMATES AND JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, the directors and management are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The critical accounting judgements and key sources of estimation uncertainty applicable to these condensed consolidated interim financial statements are the same as those described in CBL’s audited consolidated financial statements for the year ended July 31, 2025.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The fair value of the liabilities is determined using valuation techniques that incorporate observable market inputs where available and, where necessary, unobservable inputs reflecting the Company’s credit risk, contractual terms, and prevailing market conditions for comparable debt instruments. Where significant unobservable inputs are used, the liabilities are classified within Level 3 of the fair value hierarchy.

The fair value of the warrants is determined using an option pricing model that incorporates observable and unobservable inputs, including the Company’s share price, expected volatility, risk-free interest rate, expected life of the warrants and dividend yield.

7.	TRADE RECEIVABLES

	As at April 30, 2026	As at July 31, 2025
Trade receivables	$6,532,316	$3,823,232
Expected credit losses	(158,043)	(90,902)
Trade receivables	$6,374,273	$3,732,330

	As at April 30, 2026	As at July 31, 2025
Current	$5,418,480	$2,656,563
1-30 Days	415,761	$488,758
31-60 Days	333,011	251,819
61-90 Days	62,966	152,086
91-120 Days	36,201	129,888
Over 120 Days	265,897	144,119
Expected credit loss	(158,043)	(90,902)
Total aged trade receivables	$6,374,273	$3,732,330

8.	PREPAIDS AND OTHER ASSETS

	As at April 30, 2026	As at July 31, 2025
Inventory	$231,996	$576,689
Marketing and promotion	880,242	563,221
Deposits	525,299	117,342
IT subscriptions	133,317	208,045
Insurance	231,519	87,330
Transportation	4,067	5,716
Professional fees	285,585	136,925
Lease	234,284	-
Deferred financing costs	410,449	-
Sales tax receivable	372,566	-
Other assets	639,399	168,724
Total prepaids	$3,948,723	$1,863,991

The above table includes both current and non-current prepaids and other assets.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

9.	INVENTORY

	As at April 30, 2026	As at July 31, 2025
Finished Goods	$3,411,813	$4,117,204
Raw Materials	993,649	395,483
Total Inventory	$4,405,462	$4,512,687

Raw materials comprise materials and supplies to be consumed in the production process, as well as beverages in the process of production for sale that amounted $993,649 as at April 30, 2026 $395,483 as at July 31, 2025).

An obsolete inventory provision of $9,409 for the for the nine months ending April 30, 2026, has been recorded in cost of sales. The total amount of inventory reflected in the cost of sales was $1,945,432 and $5,331,464 (April 30, 2025 - $1,506,441 and $3,555,147) for the three and nine months ended April 30, 2026.

10.	PROPERTY AND EQUIPMENT

Cost	Office Equipment and Furniture	Marketing Equipment	Computer Equipment	Building and Leasehold Improvements	Equipment	Vehicles	Construction in Progress	Total
As at July 31, 2024	$112,672.00	$-	$13,352.00	$41,622.67	$-	$-	$-	$167,646.97
Additions	125	132,020	43,675	-	-	-	-	175,820
As at July, 31, 2025	$112,797	$132,020	$57,027	$41,623	$-	$-	$-	$343,467
Additions	-	69,942	8,155	132,654	-	-	159,883	370,634
Additions from Acquisition	45,632	-	9,667	1,485,826	26,858,222	1,415	3,819,614	32,220,376
Disposals	-	(65,730)	-	-	-	-	-	(65,730)
As at April, 30, 2026	$158,429	$136,232	$74,849	$1,660,103	$26,858,222	$1,415	$3,979,497	$32,868,747

Accumulated Depreciation
As at July 31, 2024	$3,158.00	$-	$502.94	$4,651.00	$-	$-	$-	$8,311.97
Additions	22,549	16,783	12,785	8,325	-	-	-	60,442
Adjustments	1,878	-	212	(1,055)	-	-	-	1,035
As at July, 31, 2025	$27,585	$16,783	$13,500	$11,920	$-	$-	$-	$69,789
Additions	19,010	15,717	17,282	34,492	322,266	115	-	408,881
Additions from Acquisition	1,574	-	784	18,833	173,224	38	-	194,453
Disposals	-	(9,860)	-	-	-	-	-	(9,860)
As at April, 30, 2026	$48,169	$22,641	$31,565	$65,245	$495,490	$153	$-	$663,264

Net Book Value
As at July 31, 2025	$85,212	$115,237	$43,527	$29,702	$-	$-	$-	$273,678
As at April 30, 2026	$110,260	$113,591	$43,284	$1,594,858	$26,362,732	$1,262	$3,979,497	$32,205,483

For the period ended April 30, 2026, $503,067 of depreciation has been included in the cost of goods sold.

Certain equipment is pledged as security as part of the Company’s lease arrangement.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

11.	INTANGIBLE ASSETS AND GOODWILL

Costs	Intellectual Property	Website	Trademark	Goodwill	Total
As at July, 31, 2025	$5,000,000	$24,750	$-	$-	$5,024,750
Additions	-	-	40,259	51,348,427	51,388,687
As at April, 30, 2026	$5,000,000	$24,750	$40,259	$51,348,427	$56,413,437

Accumulated Amortization
As at July, 31, 2025	$750,000	$5,089	$-	$-	$755,089
Additions	375,000	6,188	-	-	381,188
As at April, 30, 2026	$1,125,000	$11,276	$-	$-	$1,136,276

Net Book Value
As at July, 31, 2025	4,250,000	19,661	-	-	4,269,661
As at April, 30, 2026	3,875,000	13,474	40,259	51,348,427	55,277,160

12.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at April 30, 2026	As at July 31, 2025
Accounts payable	$6,364,428	$5,202,773
Accrued liabilities	2,222,503	1,505,026
Total accounts payable and accrued liabilities	$8,586,931	$6,707,799

Customer deposits represent amounts received from customers in advance of the Company satisfying its related performance obligations and are accounted for as contract liabilities under IFRS 15, Revenue from Contracts with Customers. Contract liabilities are recognized as revenue when, or as, the related performance obligations are satisfied.

As at April 30, 2026, the Company had customer deposits of $2,755,551 recorded as contract liabilities. The balance relates to an advance deposit received from Flow in respect of future orders for the Company’s 1L product line. The deposit was received to support the continued availability of the 1L product line, as volumes to date have been low, and is expected to be applied against future 1L product orders.

No revenue was recognized during the period in respect of this deposit, as the related performance obligations had not yet been satisfied. The deposit will be recognized as revenue when the Company transfers control of the related products to the customer through future 1L product orders.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

13.	SHORT TERM LOANS

	$	$	$	$	$	$
	Vendor take Back	Promissory Note	Secured Promissory	Revolver	Other	Total
Opening Balance	-		-	-	1,227,997	1,227,997
Additions	22,250,000	3,880,000	800,000	9,678,789	1,000,000	37,608,789
Payments	-	(121,986)	(250,000)	(9,108,214)	(1,227,997)	(10,708,197)
Fees Payable	-	-	48,000	127,889	-	175,889
Interest and accretion expense	889,483	202,750	28,073	90,649	-	1,210,955
As at April, 30, 2026	23,139,483	3,960,764	626,073	789,114	1,000,000	29,515,434

Vendor Take Back

On December 23, 2025, as part of the Flow Acquisition (Note 5) the Company entered into a $22,250,000 secured VTB Note with a maturity date of December 23, 2026, with the Sellers of Flow(Note 5). The VTB Note bears an interest rate of 12.0%, compounding monthly. Principal and interest are due on maturity. The VTB Note is subject to certain covenants, and as at April 30, 2026, the Company was in compliance with all the covenants.

Promissory Note

In January 2026, the Company entered into a promissory note agreement (“Promissory Note”) and drew $4.0 million under the facility. The borrowing bears interest at 14% per annum, payable monthly in arrears, and matures 12 months from the funding date. The loan is measured at amortized cost in accordance with IFRS 9. A $120,000 origination fee paid to the lender was accounted for as a directly attributable transaction cost and deducted from the initial carrying amount of the liability. The loan is subsequently measured using the effective interest method. The Promissory Note is subject to certain covenants, and as at April 30, 2026, the Company was in compliance with all the covenants.

Secured Promissory Note

On December 4, 2025, the Company entered into a secured promissory note (“Secured Promissory Note”) for gross proceeds of $800,000. The note bears interest at a rate of 1% per month, calculated daily, and is repayable on demand by the lender after February 4, 2026, unless repaid earlier by the Company. On December 23, 2025, the Company repaid $200,000 of the principal balance owing through issuance of 500,000 units, together with the private placement completed by the Company (note 18). The loan is secured pursuant to a general security agreement over the assets of the Company.

Revolver

On August 19, 2025, the Company entered into a revolving credit facility with Canadian and United States dollar borrowing limits of $4,000,000 and $850,000 respectively. During the period in which the revolving credit facility was available, the Company made aggregate draws of $9,678,798 and aggregate repayments of $9,108,214, resulting in a net increase in borrowings of $570,584. Canadian borrowings bear interest at the Canadian Prime Rate plus 4.75 percent, subject to a minimum rate equal to the greater of 1.5 percent or the Canadian Overnight Repo Rate Average (CORRA). United States borrowings bear interest at Term Secured Overnight Financing Rate (SOFR) plus 5 percent, subject to a minimum rate equal to the greater of 1.5 percent or SOFR. Availability is determined through a borrowing base that includes 85 percent of Eligible Accounts, which consist of trade receivables that meet the lender’s criteria for collectability and aging. For Canadian borrowings, availability is based on 85 percent of the net orderly liquidation value of Eligible Inventory. This value is determined by applying a lender-determined appraisal discount to the estimated recoverable amount of inventory in an orderly sale scenario. A minimum tangible net worth (“TNW”) of $1,000,000 CAD is to be maintained monthly.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The facility is repayable on demand. As at April 30, 2026, the outstanding balance under the facility was $789,114, which was recorded as a current liability.

Other

During the year ended July 31, 2025, the Company entered into two merchant cash advance financing arrangements which provided the Company with working capital in exchange for a fixed repayment amount, remitted as a percentage of the Company’s sales.

Under the first arrangement, the Company received CAD $215,000 and was required to repay a fixed amount of CAD $228,545, to be remitted at a rate of 24 % of daily sales. As at April 30, 2026 the note was fully repaid.

Under the second arrangement, the Company received USD $70,000 (CAD $102,448) and was required to repay a fixed amount of USD $74,690 (CAD $109,312), to be remitted at a rate of 22 % of daily sales. As at April 30, 2026, the note was fully repaid.

On May 20, 2025, the Company entered into a short-term loan agreement with a related party, comprising of a close family member of one of the Company’s directors. Under the terms of the agreement, the related party advanced $1,000,000 to the Company. The loan was unsecured and repayable on demand. An arrangement fee of $55,000 was paid to the lender on the date of the loan advance. The loan was interest-free for the first 90 days following the advance of the principal amount, after which it bears interest at 20% per annum until repayment. The transaction was conducted on terms and conditions agreed by the related party and the Company and was approved by the Board of Directors in accordance with the Company’s related party transaction policy.

As of August 2025, the related party loan was fully repaid.

Prior to April 30, 2026, the Company received gross proceeds of $1,000,000 in respect of a proposed convertible note financing. As at April 30, 2026, the proceeds had been received and were held in the Company’s bank account; however, the definitive agreement had not yet been executed. Accordingly, the amount has been classified as short-term debt as at April 30, 2026, pending execution of the final agreement and completion of the related documentation. Subsequent to April 30, 2026, the Company executed a definitive agreement in respect of the $1,000,000 convertible note. As the definitive agreement was executed after the reporting date, the execution of the instrument has been disclosed as a non-adjusting subsequent event.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

14.	LONG TERM LOANS

	$	$	$
	Senior Debt	Convertible	Total
Opening Balance	$-	$-	$-
Additions	52,880,640	7,500,000	60,380,640
Fair Value of Warrants	(2,423,373)	-	(2,423,373)
Fair Value Adjustment	3,301,012	135,000	3,436,012
Interest and accretion expense	2,383,592	-	2,383,592
Gain on Foreign Exchange	(579,980)	-	(579,980)
As at April, 30, 2026	55,561,891	7,635,000	63,196,891

Senior Debt - OIC Credit Facility

On December 23, 2025, the Company entered into a credit agreement (“OIC Credit Facility”) with Orion Infrastructure Capital. The aggregate amount committed under the OIC Credit Facility is $68,855,000 comprising (i) a $55,084,000 initial term loan facility (“Initial Term Loan”) and (ii) a $13,771,000 additional commitment.

The Company received total net cash proceeds of $52,880,640 under the Initial Term Loan, of which $2,423,373 were allocated to the warrants issued to the lender (see note 15) and recognized debt of $51,173,036 at fair value through profit or loss (“FVTPL”) upon initial recognition. Transaction costs of $902,076 were recognized as finance costs in the interim condensed consolidated statement of loss and comprehensive loss. The Initial Term Loan bore an interest rate of 12% payable quarterly. All interest payments prior to June 30, 2026, are payable in kind unless the Company elects to make cash payments. The Initial Term Loan has a maturity date of December 23, 2030, and is payable at maturity.

The OIC Credit Facility contains certain prepayment options, including voluntary prepayment and mandatory prepayments upon occurrence of certain future events. Any such prepayment is subject to prepayment premium.

It includes an exit premium that would be calculated based on the 30-day volume-weighted average price (“VWAP”) of the Company. It also includes a make-whole payment premium that would be calculated based on the accrued interest and any prepayment made by the Company as of the date of full repayment.

The OIC Credit Facility is designated at FVTPL and classified within Level 3 of the fair value hierarchy under IFRS 13. This classification reflects the use of significant unobservable inputs in the determination of fair value, including expected equity volatility, the selected debt yield, and assumptions related to the VWAP-based exit premium and contractual repayment features. The fair value of the OIC Credit Facility as at April 30, 2026 was $55,561,891.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The fair value was estimated using a composite valuation model incorporating three components: (i) the present value of contractual debt cash flows, discounted at a selected debt yield; (ii) the fair value of the warrants issued to the lender, determined using an option pricing model; and (iii) the fair value of the VWAP-based exit premium, estimated using a Monte Carlo simulation model in which the random variable was drawn from a standard normal distribution and varied with each simulated trial.

Convertible Debentures

On December 23, 2025, the Company issued convertible unsecured debentures (“Convertible Debentures”) for total cash proceeds of $7,500,000, with a maturity date of December 23, 2028. Of the total Convertible Debentures issued, $2,500,000 was issued by a family member of a director of the Company and is considered a related party transaction. The Convertible Debentures issued to the related party were issued on the same terms and conditions as those issued to non-arm’s length investors.

The Convertible Debentures bear interest at a rate of 7.20% per annum, payable monthly, and are convertible into common shares of the Company at a conversion price of $0.50 per share, subject to certain adjustments.

The Convertible Debentures include an exit premium calculated based on the 5-day volume- weighted average price of the Company’s common shares.

The Company elected to designate the entire Convertible Debentures at fair value through profit or loss (“FVTPL”).

Debt and warrant components:	April 30, 2026
Share price	$0.38
Warrant exercise price	$0.40
Remaining contractual term — warrants	4.65 years
Expected equity volatility	65.00%
Risk-free interest rate	3.10%
Expected dividend yield	0.00%
CAD/USD exchange rate	0.735
Selected debt yield	25.50%

Monte Carlo Simulation	April 30, 2026
VWAP at valuation date	$0.36
Assumed term to exit premium measurement date	3.65 years
Expected equity volatility	65.00%
Risk-free interest rate	3.10%
Dividend yield	0.00%

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

15.	DERIVATIVE LIABILITY

In conjunction with the OIC Credit Facility, the Company issued 7,500,000 common share purchase warrants to the lender. Each warrant entitles the holder to purchase one share at an exercise price of $0.40 per share until December 23, 2030. The warrants contain a cashless exercise provision, which violated the fixed-for-fixed criterion, and accordingly these warrants have been classified as a financial liability at FVTPL on issuance. The fair value of the warrants was assessed using the Black-Scholes option pricing model. Key assumptions used in the model were as follows:

	April 30, 2026	December 23, 2025
Underlying share price	$0.38	$0.40
Exercise price	$0.40	$0.40
Expected dividend yield	%nil	%nil
Risk-free interest rate	3.10%	2.94%
Expected option life	4.65	5.00
Expected volatility	65%	113%

Significant inputs of the Black-Scholes model include the volatility, underlying share price and expected life of the warrants. The Company estimates that a 10% increase in the volatility, holding other assumptions constant, would increase the fair value of the warrant liability by approximately $111,000 as at April 30, 2026. The Company estimates that a 10% increase in the underlying share price, holding other assumptions constant, would increase the fair value of the warrant liability by approximately $219,000 as at April 30, 2026. The Company estimates that an increase in the expected life by 1 year, holding other assumptions constant, would increase the fair value of the warrant liability by approximately $132,000 as at April 30, 2026.

The following table provides a reconciliation of the warrant liability for the period ended April 30, 2026:

Warrant Liability
December 23, 2025	$2,423,373
Gain on remeasurement	(883,861)
April 30, 2026	1,539,512

The following table is a summary of the Company’s warrants outstanding as at April 30, 2026:

Expiration Date	Warrants outstanding	Weighted average exercise price
	#	$
December 23, 2034	7,500,000	0
	7,500,000	0

The weighted average remaining contractual life of warrants outstanding as at April 30, 2026, 4.65 years.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

16.	RIGHT OF USE ASSETS AND LEASE LIABILITIES

	Office	Equipment	Warehouse	Vehicle	Total
Right of use assets, as at July 31, 2024	$182,361	$-	$-	$-	182,361
Right of use assets as at July 31, 2025	$182,361	$-	$-	$-	$182,361
Additions	-	11,437,219	7,747,333	96,527	19,281,079
Adjustments	-	-	-	-	-
Right of use assets as at April 30, 2026	$182,361	$11,437,219	$7,747,333	$96,527	$19,463,440

Accumulated Amortization
Accumulated amortization as at July 31, 2024	$28,167	$-	$-	$-	28,167
Amortization Expense	67,316	-	-	-	67,316
Accumulated amortization as at July 31, 2025	95,483	-	-	-	95,483
Amortization Expense	45,098	825,964	461,072	7,980	1,340,114
Accumulated amortization as at April 30, 2026	$140,581	$825,964	$461,072	$7,980	$1,435,597

As at July 31, 2025	$86,878	$-	$-	$-	$86,878
As at April 30, 2026	$41,780	$10,611,255	$7,286,262	$88,547	$18,027,843

	Office	Equipment	Warehouse	Vehicle	Total
Total lease liabilities as at July 31, 2024	$151,456	$-	$-	$-	151,456
Interest Expense	22,447	-	-		22,447
Lease Payments	(75,180)	-	-	-	(75,180)
Lease liabilities as at July 31, 2025	$98,724	$-	$-	$-	$98,724
Additions	-	11,437,219	7,747,333	96,925	19,281,477
Interest Expense	9,859	289,999	211,891	1,107	512,856
Lease Payments	(58,225)	(870,984)	(505,740)	(4,531)	(1,439,480)
Lease liabilities at April 30, 2026	$50,358	$10,856,234	$7,453,485	$93,501	$18,453,577

Total lease liabilities as at July 31, 2025
Current	$50,358	$1,874,218	$997,531	$27,187	$2,949,294
Long term	-	$8,982,015	$6,455,954	$66,314	$15,504,283
Total	$50,358	$10,856,233	$7,453,485	$93,501	$18,453,577

The following table provides a maturity analysis of the Company’s lease liabilities. The amounts disclosed in the maturity analysis are the contractual undiscounted cashflow before deducting interest or finance charges.

Income statement	Office	Equipment	Warehouse	Vehicle	Total
Interest expense	$9,859	$289,999	$211,891	$1,107	$512,856
Amortization expense	45,098	825,964	461,072	7,980	$1,340,114
Balance sheet
Lease liabilities	50,358	10,856,234	7,453,485	93,501	18,453,577
Right of use assets	41,780	10,611,255	7,286,262	88,547	18,027,843
Contractual lease obligation
Within 1 year	53,076	2,597,319	1,545,216	27,187	4,222,798
2 to 3 years	-	5,194,638	3,076,978	54,374	8,325,990
more than 4 years	-	5,052,427	4,927,692	20,390	10,000,509
	53,076	12,844,384	9,549,886	101,951	22,549,297
Effect of discounting	(2,718)	(1,988,151)	(2,096,401)	(8,450)	(4,095,720)
	50,358	10,856,233	7,453,485	93,501	18,453,577
Less: Current portion	50,358	1,874,218	997,531	27,187	2,949,294
Non-current portion	-	8,982,015	6,455,954	66,314	15,504,283

For the period ended April 30, 2026, $1,290,948 of depreciation has been included in the cost of goods sold.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

17.	RELATED PARTY TRANSACTIONS

During the three and nine months ended April 30, 2026, and April 30, 2025, key management personnel are defined as those individuals having authority and responsibility for planning, directing, and controlling the activities of the Company. The Company considers its Executive Chairman and Chief Executive Officer (“EC&CEO”), its Co-President & Chief Revenue Officer, its Co-President & Chief Marketing Officer, its Chief Operating Office (“COO”), and its Chief Financial Officer and Corporate Secretary (“CFO”), to be its key management personnel, in addition to its board of directors. Compensation of key management is included in the consolidated statements of loss and comprehensive loss as follows:

	For the three months ended April 30, 2026	For the three months ended April 30, 2025	For the nine months ended April 30, 2026	For the nine months ended April 30, 2025
Salaries, consulting fees, bonus and benefits	$483,264	$263,529	$1,915,938	$715,010
Share-based payments	$105,410	-	652,247	9,796
Total	$588,674	$263,529	$2,568,185	$724,806

Salaries, consulting fees, bonus and benefits have been included in selling, general and administrative expenses in the condensed consolidated interim statements of loss and comprehensive loss.

As of April 30, 2026, the Company has an outstanding balance of $285,234 (April 30, 2025 - $60,955) payable on demand to the officers of the Company, related to outstanding remuneration, which is included in accounts payable and accrued liabilities.

On January 25, 2024, CBL purchased 100% of the shares of Cizzle Brands Inc. for cash consideration of $5,000,000. The acquisition was accounted as an asset acquisition, and the fair value of the asset acquired comprising of intellectual property, was determined based on the total consideration paid in cash. Cizzle Brands Inc. was a related party, which was previously owned by an officer of the Company. The transaction was conducted on terms and conditions agreed to by the related party and the Company and was approved by the Board of Directors in accordance with the Company’s related party transaction policy.

On May 20, 2025, the Company entered into a short-term loan agreement with a related party (family member of key management personnel), as disclosed in Note 12.

During the July 2025 private placement, four officers of the Company received units valued at $545,206 in lieu of cash compensation.

During the three months ended April 30, 2026, Directors received share-based payments valued at $105,410.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

18.	SHARE CAPITAL

Authorized:

An unlimited number of common shares, no par value. There are no rights, preferences, or restrictions attached to that class.

	# of Shares	$ Shares	$ Warrants	$ Total
As at July 31, 2024	176,639,270	$12,888,852	$1,598,790	$14,487,642
Shares issued in Private Placement (unit) (1)	29,899,124	7,254,181	2,090,852	9,345,033
Share Issuance Cost	403,486	(239,120)	29,671	(209,449)
Shares Issued in connection with RTO (2)	1,666,666	500,000	-	500,000
Exercise of warrants (3)	2,725,000	1,188,181	(118,181)	1,070,000
Shares issued for Service (4)	595,645	183,250	-	183,250
As at July, 31, 2025	211,929,191	$21,775,344	$3,601,132	$25,376,476
Exercise of stock options (5)	216,354	63,366	-	63,366
Units issued in private placement (6)	11,892,500	3,901,594	525,364	4,426,958
Shares for Service (6)	53,750	19,126	2,374	21,500
Finders Fees (7)	571,250	225,352	3,148	228,501
As at April 30, 2025	224,663,045	$25,984,782	$4,132,019	$30,116,801

(1) In connection with the August 2024 offering, the Company incurred costs of $17,840, these issuance costs were allocated $14,075 to common shares and $3,765 to the warrant reserve. The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

In connection with the October and November 2024 share issuances, the Company incurred costs of $75,493. Additionally, the Company issued 332,875 commission shares with a total fair value of $99,863 to finders.

In connection with the offering which occurred in conjunction with the go public transaction, the Company issued 239,781 broker warrants with a total fair value of $42,369. Each broker’ warrant is exercisable at a price of $0.30 and expires in November 2026.

In connection with the July 2025 private placement, the Company incurred costs of $20,088, these issuance costs were allocated $11,157 to common shares and $8,931 to warrant reserve. The allocation was made in the same proportion as how the proceeds from the issuance of the Units were allocated between common shares and warrants.

(2) The Company issued 1,666,666 common shares at a value of $0.30 to the shareholders of Cizzle Brands Corporation as part of the reverse takeover transaction (Note 3).

(3) During the year ended July 31, 2025, 2,625,000 warrants with an exercise price of $0.40 were exercised in exchange for 2,625,000 common shares. In addition, 100,000 broker units were exercised with an exercise price of $0.20 per unit in exchange for $20,000. As a result, 100,000 common shares and 50,000 warrants were issued.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

(4) During the year ended July 31, 2025, the Company issued 595,645 common shares to settle debts of $183,250. The shares issued were valued using the Company’s stock price at the date of issuance.

(5) During the period, 349,668 stock options were exercised through a net-share settlement, resulting in the issuance of 216,354 common shares. The Company reclassified $63,366 from the share-based payment reserve to share capital in connection with this equity-settled exercise. The share price at the time of exercise was $0.465 per common share.

(6) In December 2025, the Company completed a private placement raising gross proceeds of $4,725,000 through the issuance of 11,812,500 units at a price of $0.40 per unit. Each unit consisted of one common share of the Company and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one additional common share of the Company at an exercise price of $0.60 per share for a period of 24 months from the date of issuance, subject to acceleration in certain circumstances. Based on the relative fair value allocation of the units issued in the financing $3,901,594 o ethe proceeds was allocated to share capital and $525,364 was allocated to warrants. In addition, the Company issued 5,375 units for services rendered, with a total fair value of $21,500, of which $19,126 was allocated to share capital and $2,374 was allocated to warrants.

(7) In connection with the Company’s debt financing, the Company issued finder’s fees payable in equity instruments. The Company issued 500,000 common shares with a fair value of $200,000. In addition, the Company issued 71,250 units as finder’s compensation. Each unit consisted of one common share and one-half of one common share purchase warrant on terms consistent with the related financing. The total fair value of the units issued was $28,500, of which $25,352 was allocated to share capital and $3,148 was allocated to warrants based on their relative fair values at the date of issuance.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

19.	WARRANT RESERVE

The warrants issued were valued using the Black-Scholes Model. The following table presents information regarding warrants issued by the Company:

	# of warrants	Weighted Avg Exercise Price	Weighted Avg Remaining Life	Expiry Date
As at July 31, 2024	37,371,385	$0.40	2.75
Issuance of warrants (1) (4)	1,875,000	$0.40	2.75	August 1, 2028
Issuance of Broker warrants (2)	239,781	$0.30	1.26	November, 2026
Issuance of Broker warrants (6)	12,504,671	$0.44	2.75	July 2028
Exercise of Warrants (3)	(2,625,000)	$0.40
Expiry of Warrants	-	$-
As at July, 31, 2025	49,365,837	$0.40	2.06
Issuance of units (private placement)	5,946,250	$0.60	1.65	December 2027
Issuance of units (finders fees)	35,625	$0.60	1.65	December 2027
Issuance of units (shares for service)	26,875	$0.40	1.65	December 2027
As at April, 30, 2026	55,374,587	$0.40	2.02

	# of broker units	Weighted Avg Exercise Price	Weighted Avg Remaining Life	Expiry Date
As at July 31, 2024	303,500	$0.20	0.11	June 13, 2026
Exercise of broker units(4) (5)	(100,000)	$0.20
As at July 31, 2025	203,500	$0.20	0.11	June 13, 2026
As at April, 30, 2026	203,500	$0.20	0.11	June 13, 2026

(1) In August 2024, the Company issued 1,875,000 warrants in connection with the private placement of Units (Note 18). The warrants have an estimated fair value of $84,246 ($0.04 per warrant). Each warrant entitles the holder thereof to acquire one half common share of the Company for a price of $0.20 for a period of two years from the date of issuance.

(2) In November 2024, the Company issued 239,781 broker warrants in connection with the private placement of common shares (Note 15). The warrants have an estimated fair value of $42,369 ($0.18 per warrant). Each warrant entitles the holder thereof to acquire one common share of the Company for a price of $0.30 for a period of two years from the date of issuance.

(3) During the year ended July 31, 2025, 2,625,000 warrants were exercised at a price of $0.40 in exchange for 2,625,000 common shares.

(4)  In addition, 100,000 broker warrants were exercised at a price of $0.20 per warrant in exchange for $20,000. As a result, 100,000 common shares and 50,000 warrants (Note 18) were issued.

(5) In prior reporting periods, broker units were included within the share capital and warrants reserve disclosure. To enhance transparency and provide greater clarity, broker units are now disclosed separately from other share and warrant instruments. This change in presentation does not impact previously reported financial figures but improves the granularity of information provided to users of the consolidated financial statements. Note 18 (3).

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

(6) In July 2025, the Company issued 12,504,713 warrants in connection with the private placement of Units (Note 18). The warrants have an estimated fair value of $2,006,606 ($0.16 per warrant). Each Warrant entitles the holder thereof to purchase one common share of the Company for a price of $0.44 for a period of thirty-six months from the date of issuance.

(7) In connection with the December 2025 private placement, the Company issued 5,906,250 common share purchase warrants as part of the units issued in the financing. Each whole warrant entitles the holder to acquire one common share of the Company at an exercise price of $0.60 per share for a period of 24 months from the date of issuance, subject to acceleration in certain circumstances. Based on the relative fair value allocation at the date of issuance, $525,364 of the gross proceeds from the private placement was allocated to the warrants and recorded in the warrant reserve within shareholders’ equity.

(8) In connection with the December 2025 debt financing, the Company issued 35,625 common share purchase warrants as finder’s fees. The warrants were measured at a fair value of $3,148 at the date of issuance and were recognized as share issuance costs, with a corresponding amount recorded in the warrant reserve within statement of shareholders’ equity.

(9) In connection with services rendered related to the financing, the Company issued 26,875 common share purchase warrants. The warrants were measured at a fair value of $2,374 at the date of issuance based on their relative fair value allocation. The fair value of the warrants was recognized as share issuance costs, with a corresponding amount recorded in the warrant reserve within statement of shareholders’ equity.

The below inputs and assumptions were used in the fair value determination of the warrants:

	July 31, 2025	April 30, 2026
Common share price	$0.20 - $0.30	$0.30 - $0.30
Exercise price of warrants	$0.30 - $0.44	$0.60
Expected life, in years	2.00 - 4.00	2.00
Volatility	98% - 113%	98% - 113%
Risk free interest rate	2.78% - 3.17%	2.57%

There were no forfeitures of warrants were recorded during the year ended July 31, 2025 (nil- from January 10, 2024 (the date of incorporation) to July 31, 2024.)

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

20.	SHARE BASED COMPENSATION

The stock option plan is applicable to employees and directors of the Company. The options are granted at the Company’s current fair market value of the common shares under terms and conditions determined by the Board. Under the terms of the plan, the options generally vest proportionately over a three-year period and expire ten years from the date of the grant.

	# of Options	Weighted Average Exercise Price per Share Option	Expiry Date	Weighted Avg Remaining Contractual life (year)
As at July 31, 2024	19,120,000	$0.20	February 2034 to July 2034	7.52
Granted (August 1, 2024 to October 31, 2024)	2,290,000	$0.21	May 2034 to October 2034	8.43
Granted (November 1, 2024 to January 31, 2025)	5,145,000	$0.31	November 2034 to January 2035	8.84
Granted (February 1, 2025 to April 30, 2025)	800,000	$0.40	February 2035 to April 2035	9.17
Granted (May 1, 2025 to July 31, 2025)	1,077,000	$0.45	May 2035 to April 2035	9.31
Forfeited	(968,334)	$0.21
As at July, 31, 2025	27,463,666	$0.23		8.18
Granted - August 1 to April 30, 2026	3,830,000	$0.36	August 2035	9.53
Exercised - August 1 to April 30, 2026	(496,060)	$0.20
Forfeited	(473,940)	$0.22
As at April, 30, 2026	30,323,666	$0.24		7.93

There were 3,830,000 options issued during the nine months period ended April 30, 2026 (9,312,000 options issued during the year ending July 31, 2025), to employees and contractors. The Company recognized a total $1,634,409 of share-based compensation for the nine months period ended April 30, 2026 (April 30, 2025 - $1,463,069. Included in the total stock-based compensation expense is an amount of $189,709, which represents shares and warrants issued to officers of the Company (note 17). The Company may issue up to 15% of common shares outstanding as options under its stock-option plan.

During the nine-month period ended April 30, 2026, 496,060 options were exercised for common shares in a cashless exercise in which only 216,354 common shares were issued. During the period 473,940 options were forfeited.

Of the total options outstanding as at April 30, 2026, there are 18,389,296 vested options, and 11,934,370 unvested options.

The average market price of options exercised was $0.465 per share.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The Company uses the Black-Scholes method to calculate option values; the below assumptions were used for all options issues:

	April 30, 2026	July 31, 2025
Common share price	$0.37 - $0.40	$0.20 - $0.44
Weighted average exercise price per share option	$0.42 - $0.45	$0.20 - $0.45
Expected life, in years	6.50	6.50
Volatility	65% - 120%	98% - 120%
Risk free interest rate	3.18% - 3.26%	2.64% - 3.16%

The maximum term of the options is 10 years. The share price is the fair value of the shares based on the private placement share price on the day of the grant. The volatility is based on comparable public companies within comparable industries.

21.	SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

The breakdown of Selling, General and Administrative Costs by nature are as follows:

	For the three months ended		For the nine months ended
	April 30, 2026	April 30, 2025	April 30, 2026	April 30, 2025
Payroll and accrued bonus	$2,602,564	$666,046	$4,573,114	$2,271,878
Transportation	596,096	479,538	1,530,607	1,069,314
Professional fees	1,396,080	1,308,287	3,430,824	3,096,169
Other selling, general and administrative expense	793,362	123,180	2,307,001	1,712,234
Total Selling, general and administrative expense	$5,388,102	$2,577,051	$11,841,546	$8,149,595

22.	FINANCIAL INSTRUMENTS, RISKS AND CAPITAL MANAGEMENT

The Company has exposure to counterparty credit risk, liquidity risk, and market risk associated with its financial assets and liabilities. The Company’s risk management program seeks to minimize potential adverse effects on the Company’s financial performance and ultimately shareholder value. The Company manages its risks and risk exposures through a combination of insurance, a system of internal controls, and sound business practices.

The Company’s financial instruments and the nature of the risks to which they may be subject to are set out in the following table.

Risks
Market
	Credit	Liquidity	Foreign Exchange	Interest Rate
Cash	Yes	-	Yes	-
Trade receivables	Yes	-	Yes	-
Accounts payable and accrued liabilities	-	Yes	-	-
Short term liabitilty	-	Yes	Yes	Yes

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The carrying values of cash, trade receivables, accounts payable and accrued liabilities, approximate their fair values due to their relatively short periods to maturity.

Credit risk

Credit risk arises from cash held with banks and trade receivables and these financial assets are subject to the expected credit loss model. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The objective of managing counterparty credit risk is to prevent losses on financial assets. The Company minimizes the credit risk of cash by depositing with only reputable financial institutions and minimizes the credit risk of trade receivables by monitoring the counterparty’s creditworthiness and setting exposure limits.

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate. The provision matrix below shows the expected credit loss rate for each aging category of trade receivables as at April 30, 2026.

April 30, 2026	Total	Current	0 - 30 Days	31-60 Days	61-90 Days	91-120 Days Over	120 Days
Defaul rates		0.16%	0.53%	0.30%	3.42%	1.60%	53.94%
Trade receivable	$6,532,316	5,418,480	415,761	333,011	62,966	36,201	265,897
Expected credit loss	158,043	8,555	2,204	983	2,156	581	143,563

The Company’s policy is to write off accounts receivable balances that are outstanding for more than 120 days when collection is no longer considered probable. As at April 30, 2026, the Company identified accounts receivable balances exceeding 120 days. Subsequent to the period end, the Company collected $122,334 of these balances; accordingly, only the remaining uncollected amount was written off during the period.

Trade receivables with specific customers, each with 10% or more of total Company trade receivables are summarized as follows:

	As at April 30, 2026	As at July 31, 2025
Customer 1	$2,343,590	$720,601
Customer 2	751,312	-
Customer 3	750,320	-
Total Major Trade Receivables	$3,845,222	$720,601

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

Sales with specific customers, each with 10% or more of total Company sales, are summarized as follows:

	For the three months ended	For the three months ended		For the nine months ended	For the nine months ended
	April 30, 2026	April 30, 2025		April 30, 2026	April 30, 2025
Customer 1	$6,001,105	$514,449	Customer 1	$7,479,763	$1,943,923
Customer 2	-	491,583	Customer 2	-	1,714,482
Customer 3	-	490,572		-	-
Total Sales	$6,001,105	$1,496,604	Total Sales	$7,479,763	$3,658,405

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by continuously monitoring forecasts and actual cash flows and taking the necessary actions to maintain enough liquidity for operations and for growth objectives.

As at April, 30 2026	Carrying amount	Maturing in less than 1 year	Maturing in the next 13 to 60 Months
Accounts payable and accrued liabilities	$8,586,931	$8,586,931	$-
Short term liabilities	29,515,434	29,515,434	$-
Lease liabilities	18,453,576	2,949,294	15,504,282
Long term debt	63,196,891	-	63,196,891
Total	$119,752,832	$41,051,658	$78,701,173

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates will affect the fair value of a financial instrument or its future cash flows.

The Company operates internationally with a sales coming from United States and other countries. The Company is, therefore, subject to foreign currency risk. The Company reports its financial results in Canadian dollars. The Company incurs expenses in both Canadian and U.S. dollars. To date, the Company has not used foreign currency forward contracts or other hedging strategies to manage its foreign currency exposure.

As of April 30, 2026, the Canadian entities US-dollar net monetary assets totaled approximately USD$2,313,957. A 10% strengthening in the Canadian dollar against the United States dollar as at April 30, 2026, would have increased comprehensive income (loss) and decreased shareholder’s equity by $319,789. A 10% weakening would have had the equal but opposite effect. This analysis assumes that all other variables remain constant.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Company defines capital as equity and debt, comprised of issued common shares, warrants, contributed surplus, and accumulated deficit. The Company seeks to ensure that it has sufficient cash resources to maintain its ongoing operations and finance its research and development activities, corporate and administration expenses, working capital, and overall capital expenditures.

23.	SEGMENTED INFORMATION

The Company has determined that it operates three reportable segments for the purposes of IFRS 8 Operating Segments: Retail/Wholesale, Consumer, and Manufacturing. The Chief Operating Decision Maker (the "CODM") reviews revenue performance and allocates resources based on these three operating segments.

Management also monitors revenue by geographic market for internal analysis, including pricing decisions and overall business strategy. However, discrete measures of profitability, assets, and liabilities by segment or geography are not regularly reported to or reviewed by the CODM. Revenue disaggregated by segment and geographic market is presented in the table below. Geographic markets comprise Canada, the United States, and Other.

	For the three months ended April 30 , 2026
	Retail/Wholesale	Consumer	Manufacturing	Total
Canada	$1,400,020	$110,314	$9,310,400	$10,820,734
United States	1,392,257	384,333	-	$1,776,590
Other	20,272	-	-	$20,272
Total Segmented Revenues	$2,812,549	$494,647	$9,310,400	$12,617,596

	For the three months ended April 30 , 2025
	Retail/Wholesale	Consumer	Manufacturing	Total
Canada	$2,198,753	$79,668	$-	$2,278,421
United States	$960,937	$176,564	$-	$1,137,501
Other	$161,191		$-	$161,191
Total Segmented Revenues	$3,320,881	$256,232	$-	$3,577,113

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

	For the nine months ended April 30, 2026
	Retail/Wholesale	Consumer	Manufacturing	Total
Canada	$4,275,644	$374,022	$11,676,063	$16,325,729
United States	3,229,053	1,084,667	-	4,313,720
Other	409,880	-		409,880
Total Segmented Revenues	$7,914,577	$1,458,689	$11,676,063	$21,049,329

	For the nine months ended April 30, 2025
	Retail/Wholesale	Consumer		Total
Canada	$5,944,033	$312,674	$-	$6,256,707
United States	1,861,403	349,900	-	2,211,303
Other	756,109	-	-	756,109
Total Segmented Revenues	$8,561,545	$662,574	$-	$9,224,119

Management has also assessed that the Company’s non-Canadian assets are immaterial.

Operating segments are reported in a manner consistent with the internal reporting used for the consolidated financial statements.

24.	COMMITMENTS

On August 1, 2024, The Company entered into a Sponsorship Agreement with Canlan Ice Sports Corp. ("Canlan Sports"). Under this agreement, the Company has been granted exclusive promotional, advertising, sponsorship, and marketing rights associated with community-based hockey in Canada and the United States. The agreement includes the naming rights for the Canlan Sports Etobicoke facility, which will be known as "CWENCH Centre". The total consideration for the sponsorship rights is $2,250,000, payable in quarterly installments over a five-year term ending on July 31, 2029. As of April 30, 2026, the Company has paid $762,563 for the nine months, including $150,063 in the three months ended April 30, 2026. The amounts have been recorded as a marketing expense.

25.	SUBSEQUENT EVENTS

Convertible Notes

On May 15, 2026, subsequent to the reporting date, the Company completed a transaction with a single accredited investor pursuant to which the Company issued an unsecured convertible promissory note in the principal amount of $1,000,000 in exchange for, and in cancellation of, a previously issued $1,000,000 promissory note held by the same investor.

The unsecured convertible promissory note had a term of 18 months from the date of issuance and bore interest at 9.5% per annum, payable monthly in arrears. The note was convertible, at the option of the holder, into common shares of the Company at a conversion price of $0.35 per common share, subject to customary anti-dilution adjustments. The note was unsecured, ranked pari passu with the Company’s other unsecured indebtedness and did not benefit from any subsidiary guarantees provided in connection with the Company’s other convertible note financing.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

In connection with the issuance of the unsecured convertible promissory note, the Company issued 476,190 common shares and one common share purchase warrant exercisable to acquire up to 1,428,571 common shares of the Company at an exercise price of $0.35 per common share. These securities were issued as additional consideration for the holder’s agreement to exchange the previously issued promissory note for the unsecured convertible promissory note.

Immediately following issuance, the holder elected to convert the full $1,000,000 principal amount of the unsecured convertible promissory note into 2,857,143 common shares of the Company at the conversion price of $0.35 per common share. As a result, the unsecured convertible promissory note was extinguished. No interest was paid or accrued on the unsecured convertible promissory note prior to conversion. The common share purchase warrant remains outstanding in accordance with its terms.

The common shares issued on closing, the common shares issued upon conversion of the unsecured convertible promissory note, and any common shares issuable upon exercise of the common share purchase warrant are subject to a statutory hold period of four months and one day from the date of issuance of the unsecured convertible promissory note, in accordance with applicable Canadian securities laws.

The issuance of the unsecured convertible promissory note and related securities was accepted by Cboe Canada. As the transaction occurred subsequent to the reporting date of April 30, 2026, it has been disclosed as a non-adjusting subsequent event.

Wingfield Settlement

Subsequent to April 30, 2026, the Company entered into a settlement agreement with Wingfield Mortgage Corp. in respect of indebtedness outstanding under its secured promissory note. Pursuant to the agreement, the Company agreed to settle $630,345.90 of indebtedness, representing outstanding principal, accrued and unpaid interest and continuation fees, through a combination of (i) the issuance of 1,000,000 common shares at a deemed price of $0.32 per common share for an aggregate amount of $320,000, and (ii) a cash payment of the remaining balance. As a result of these transactions, no amounts remained outstanding under the note following completion of the settlement.

As the settlement was entered into and completed after the reporting date, it has been treated as a non-adjusting subsequent event and has not been recognized in the condensed interim consolidated financial statements as at April 30, 2026.

Senior Secured Convertible Note

On May 5, 2026, subsequent to the period ended April 30, 2026, Cizzle Brands Corporation (the “Company”) issued a senior secured convertible promissory note to Ascent Partners Fund LLC in the principal amount of US$6,720,867.21 for gross cash proceeds of US$6,200,000. The note matures on November 5, 2027 and bears interest at 9.5% per annum, with interest payable monthly. The difference between the principal amount and the cash proceeds represents original issue discount. The obligations under the note are secured pursuant to related security agreements.

Cizzle Brands Corporation (Formerly 1348512 B.C. Ltd.)

Notes to the Condensed Consolidated Interim Financial Statements

For the three and nine months ended April 30, 2026, and April 30, 2025

(expressed in Canadian Dollars)

The note is convertible, at the option of the holder and subject to applicable limitations, into common shares of the Company at an initial conversion price of US$0.23488 per share, subject to adjustment in certain circumstances. Commencing December 1, 2026, the Company is required to make scheduled monthly amortization payments of principal, with any remaining amounts due at maturity. Subject to specified equity payment conditions and applicable securities exchange requirements, certain payments may be settled in common shares; however, amounts attributable to original issue discount are payable in cash while the Company’s principal trading market is Cboe Canada.

The issuance of the note occurred after the reporting period and is considered a non-adjusting event under IAS 10, Events after the Reporting Period. Accordingly, no amounts have been recognized in the condensed consolidated interim financial statements as at April 30, 2026 in respect of this financing. The Company is evaluating the accounting for the note and related instruments under IFRS, including the classification and measurement of the host debt instrument, conversion feature, original issue discount, transaction costs, and any embedded derivative or equity components, as applicable.

Shares for Debt

Subsequent to April 30, 2026, the Company entered into shares-for-debt agreements with certain creditors pursuant to which it agreed to issue an aggregate of 552,595 common shares at a deemed price of CAD$0.32 per share to settle approximately CAD$176,831 of outstanding obligations. The issuances included the settlement of US$5,000 of advisory fees through the issuance of 21,345 common shares, CAD$120,000 of advisory fees through the issuance of 375,000 common shares, and a CAD$50,000 partial settlement of amounts owing to another creditor through the issuance of 156,250 common shares, with the remaining balance continuing to be payable under the underlying arrangements.

As these agreements were entered into after April 30, 2026, they represent non-adjusting subsequent events and, accordingly, have not been reflected in these condensed interim consolidated financial statements.